Exhibit 4.11

AMENDMENT No. 5

This Amendment No. 5 (the “Amendment”) to the Licence Agreement dated 20 April 1998 by and between

(1)	Shionogi & Co., Ltd., a company incorporated in Japan, whose registered office is at 1-8 Doshomachi 3-chome, Chuo-ku, Osaka, Japan (“Shionogi”); and

(2)	ASTRAZENECA UK LIMITED (formerly Zeneca Limited), a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London, W1K 1LN, England (“AstraZeneca”),

as amended, (the “Licence Agreement”) is made effective as of November 12, 2010 (the “Amendment Effective Date”).

Recitals

WHEREAS, AstraZeneca and Shionogi executed the Amendment No. 3 dated December 5, 2008 (the “the Amendment No. 3”) to agree on sharing of the NoA Damages (as defined in the Licence Agreement) and other payments which may be required to be paid as a result of NoA Proceedings (as defined in the Licence Agreement) in Canada; and

WHEREAS, AstraZeneca and Shionogi have further discussed the detailed conditions under which Shionogi shall share the NoA Damages; and

WHEREAS, the PARTIES (as defined in the License Agreement) desire to further amend, modify and restate the terms and conditions set forth in Article 12.5 of the Licence Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES, intending to be legally bound, agree as follows:

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

1	Definitions

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the Licence Agreement.

2	Modifications

Article 12.5 of the Licence Agreement (that was added to the License Agreement by the Amendment No. 3) shall be replaced in its entirety with the following:

“12.5
In the event that any NoA Damages are awarded against ZENECA in a NoA Proceeding, or the outcome of a NoA Proceeding is that ZENECA is ordered to or agrees to make payments or pay royalties to a THIRD PARTY, and where such NoA Damages, payments or royalties are not attributable to the gross negligence of ZENECA (including its attorney) in conducting the NoA Proceedings concerned, then [***] percent ([***]%) of such NoA Damages, payments or royalties shall be offset against royalties payable by ZENECA under Article 4.  Should ZENECA agree to make such payment or pay royalties to a THIRD PARTY as described above in this Article 12.5, then ZENECA shall have right to make such offset as described in this Article 12.5 only to the extent SHIONOGI has provided its consent in writing, provided that such consent is not unreasonably withheld.  ZENECA acknowledges that such consent needs to be sought, in order to allow SHIONOGI to review such proposal internally, reasonably in advance of the entering into effect of ZENECA’s proposed agreement to make such payment to a THIRD PARTY and ZENECA shall forward relevant information on such proposal to SHIONOGI. The amount to be offset by ZENECA as described above shall not exceed, at any time, [***] percent ([***]%) of the aggregate amount that has been paid as described in this Article 12.5 by ZENECA to a THIRD PARTY.”

For the purpose of this Article 12.5;

(i) ‘NoA Proceedings’ means the Patented Medicines (Notice of Compliance) Regulations in Canada, as amended from time to time and any successor legislation, whereby, in broad terms, an owner of a generic version of a product may, in a Notice of

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

Allegation, challenge patents listed on a Patent Register by alleging that said patents covering the original product are not infringed by the generic manufacturer’s product and/or that such patents are invalid.

(ii) ‘NoA Damages’ means damages or other compensation awarded under NoA Proceedings to a party alleging that the launch in Canada of a generic version of a product has been improperly delayed due to a challenge of such party’s Notice of Allegation under such NoA Proceedings.

3	Amendment Effective Date

This Amendment shall become effective on the Amendment Effective Date.

4	Entire Agreement

This Amendment, together with the Licence Agreement, constitutes the entire agreement between the PARTIES with respect to the subject matter of the Licence Agreement.  The Licence Agreement together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Licence Agreement, as amended.  Each PARTY confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in the Licence Agreement as amended. Nothing in this Amendment is intended to limit or exclude any liability for fraud.  The PARTIES hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Licence Agreement shall remain in full force and effect.

Execution

THIS AMENDMENT IS EXECUTED by the authorised representatives of the PARTIES as of the Amendment Effective Date.

SIGNED for and on behalf of		SIGNED for and on behalf of
AstraZeneca UK Limited		Shionogi & Co., Ltd.

/s/ William (Liam) McIlveen		/s/ Isao Teshirogi
Signature		Signature

Name:	William (Liam) McIlveen	Name:	Isao Teshirogi

Title:	Authorised Signatory	Title:	President and Representative Director